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                                                                 EXHIBIT 3.(i).5

[NEVADA STATE SEAL]

DEAN HELLER
SECRETARY OF STATE
101 NORTH CARSON STREET, SUITE 3
CARSON CITY, NEVADA 89701-4786
(775) 684 5708

CERTIFICATE OF
CORRECTION
(PURSUANT TO NRS 78.0295 AND
80.007)

IMPORTANT: READ ATTACHED INSTRUCTIONS BEFORE COMPLETING FORM.

OFFICE USE ONLY

FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

MARCH 30, 2000
NO. C3312-97
/S/ DEAN HELLER
DEAN HELLER, SECRETARY OF STATE

                           CERTIFICATE OF CORRECTION
                      (PURSUANT TO NRS 78.0295 AND 80.007)
                             - REMIT IN DUPLICATE -


1.   The name of the corporation for which correction is being made:

     IPVoice.com, Inc.

2.   Description of the original document for which correction is being made:

     Certificate of Amendment of Articles of Incorporation

3.   Filing date of the original document: 4/19/99.

4. Description of the incorrect statement and the reason it is incorrect or the manner in which the execution or other formal authentication was defective.*

     The reason for the incorrect statement is that mistakenly the statement set forth on the attached Exhibit A was inadvertently incomplete in that it did not contain the description of the Senior Convertible Preferred shares which was adopted at the same time as the remainder of the amendment.

5. Correction of the incorrect statement or defective execution or authentication:

     The statement set forth on the attached Exhibit B corrects the previous incomplete statement.

6.   Signature:

     /s/ Barbara S. Will             President                March 30, 2000
     -----------------------------   ----------------------   --------------
     Signature of Corporate Officer  Title of Officer         Date

* A reason for the incorrect statement, execution or other authentication must be provided.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

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                     EXHIBIT A TO CERTIFICATE OF CORRECTION

The following is the statement to be corrected:

"Article 3 is hereby reaffirmed and re-ratified except as follows:

3.  Shares (number of shares the corporation is authorized to issue)

         The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 50,000,000 shares of common stock having $.001 par value per share and 10,000,000 shares of preferred stock having $.001 par value per share. The preferred shares may be divided into series and will have the preferences, limitations and relative rights determined by the Board of Directors."
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                     EXHIBIT B TO CERTIFICATE OF CORRECTION

The following is the corrected statement:

"Article 3 is hereby reaffirmed and re-ratified except as follows:

3. Shares: (number of shares the corporation is authorized to issue)

         The maximum number of shares of stock that this corporation is authorized to have outstanding at one time is 50,000,000 shares of common stock having $.001 par value per share and 10,000,000 shares of preferred stock having $.001 par value per share. The preferred shares may be divided into series and will have the preferences, limitations and relative rights as set forth in these articles or as determined by the Board of Directors and set forth in a certificate of designations.

         Senior Convertible Preferred Shares. Up to 10,000 shares of authorized and unissued preferred shares $.001 par value of the corporation are hereby designated as a series of "Senior Convertible Preferred Shares" with the following rights, preferences, powers, privileges and restrictions, qualifications and limitations:

         (a) Voting Rights. The holders of Senior Convertible Preferred Shares shall have no right to vote on any matters except as provided herein or upon such matters as may be required by the provisions of the Nevada General Corporation Law.

         (b) Dividends. The holders of Senior Convertible Preferred Shares shall not be paid any dividend in respect of such shares.

         (c) Conversion. The shares of Senior Convertible Preferred Shares shall be issued as part of units, each of which shall include up to 25 shares of Senior Convertible Preferred Shares, the corporation's promissory note (a "Note" and collectively, the "Notes") and such other securities as the corporation may determine. In the event that the corporation shall default in the payment of any amounts due under the Notes and shall not cure such default within a reasonable time, all outstanding shares of Senior Convertible Preferred Shares shall automatically be converted into shares of the corporation's common stock $.001 par value. At the time of such conversion, the aggregate number of shares of common stock issuable upon conversion shall, upon issuance, equal 51% of sum of
(i) the then issued and outstanding shares of common stock, and (ii) the shares of common stock which would have been issued and outstanding if all then outstanding warrants and options to acquire common stock had then been exercised. If less than all the originally issued Senior Convertible Preferred Shares remain outstanding at the time of conversion, the percentage of shares of common stock issuable upon conversion shall be reduced proportionately. In the event of a conversion as provided herein, the corporation shall promptly call a special meeting of the holders of common stock for the purpose of permitting the former holders of Senior Convertible Preferred Shares to elect such number of additional members of the Board of Directors of the corporation as shall represent a majority of the Board of Directors (if all the originally issued Senior Convertible Preferred Shares have been converted) or such lesser number of additional directors as will reflect such holders percentage of
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ownership of common stock (if less than all the originally issued Senior
Convertible Preferred Shares were outstanding at the time of conversion).

         (d) Redemption. The Senior Convertible Preferred Shares in a unit shall be redeemable by the corporation, at no cost to the corporation, at the time the
Note in that unit is paid in full.

         (e) Liquidation. Upon the liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, prior to the conversion or redemption of the Senior Convertible Preferred Shares, before any distribution may be made with respect to the common stock, the holders of the Senior Convertible Preferred Shares shall be entitled to payment of the Notes. Upon full payment of the Notes, the shares of Senior Convertible Preferred Shares shall be deemed to have been redeemed by the corporation. If there are not sufficient assets available to pay the Notes in full, the unpaid balance of the Notes shall be deemed to have been converted into shares of common stock on the same basis as provided in (c) above.

         (f) Amendments. The provisions of this Article 3, insofar as they describe the Senior Convertible Preferred Shares, shall not be amended without the approval by the holders of at least a majority of the then outstanding shares of Senior Convertible Preferred Shares

         (g) Ranking. The corporation is authorized, without the approval of the holders of the Senior Convertible Preferred Shares, to issue other series of preferred stock which rank on a parity with the Senior Convertible Preferred Shares with respect to rights on liquidation, winding up and dissolution and which rank senior to the Senior Convertible Preferred Shares with respect to dividend rights."